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                            AGREEMENT WITH FAIRCHILD
                            INTERNATIONAL TERMINATED


March 15, 2001 CANBERRA, AUSTRALIA-SEATTLE, WA.,PRAXIS PHARMACEUTICALS INC. (PRXX:OTCBB), announced today that it has mutually terminated it's licensing agreement with Fairchild International Inc. (FRCD:OTCBB) for the development of two over-the-counter drug applications for wrinkles and arthritis.

Praxis has agreed to pay Fairchild 30% of net revenues from sales of the two applications in the field of use to a maximum of $250,000 over the first 3 years of sales. Praxis will be able to retain the Fairchild shares that were issued to it as partial consideration for the license.

Praxis will now have the opportunity to pursue another joint venture or continue with the product development on its own terms and schedule.

Praxis Pharmaceuticals, Inc., with corporate offices in Seattle, WA, and operations in Canberra, Australia, is a medical research and development company specializing in unique, breakthrough carbohydrate-based drugs and pharmaceuticals for treatment of crippling diseases such as arthritis, multiple sclerosis and diabetes, internal tissue injury, inflammatory skin ailments such as acne and psoriasis, as well as for cosmetic purposes such as deep skin wrinkles.


FOR MORE INFORMATION, CONTACT:

Ron Stabiner, The Wall Street Group, Inc. (212) 888-4848 or
WINSTON CABELL AT PRAXIS PHARMACEUTICALS INC. (888) 864-7372
WWW.PRAXIS-PHARMACEUTICALS.COM


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Praxis may differ materially from these statements due to a number of factors. Praxis assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions